Exhibit 99.1 (unaudited)

OPNET Technologies, Inc.

Reclassified and Restated Selected Consolidated Quarterly Statement of Operations Data

(in thousands, except per share data)

	Fiscal Year Ended March 31, 2002					Fiscal Year Ended March 31, 2003
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Revenues:
New software licenses	$6,404	$6,305	$5,973	$5,753	$24,435	$5,355	$4,884	$5,594	$6,354	$22,187
Software license updates and technical support	2,320	2,519	2,722	2,823	10,384	2,996	3,130	3,244	3,297	12,667
Professional Services	2,368	2,356	2,200	2,819	9,743	2,802	3,098	2,966	2,707	11,573

Total Revenues	11,092	11,180	10,895	11,395	44,562	11,153	11,112	11,804	12,358	46,427

Cost of revenues:
New software licenses	110	160	84	99	453	190	190	205	244	829
Software license updates and technical support	384	453	443	487	1,767	476	428	379	427	1,710
Professional Services	1,135	987	972	1,008	4,102	1,204	1,076	1,192	1,165	4,637
Amortization of acquired technology	100	112	118	104	434	125	126	126	127	504

Total cost of revenues	1,729	1,712	1,617	1,698	6,756	1,995	1,820	1,902	1,963	7,680

Gross profit	9,363	9,468	9,278	9,697	37,806	9,158	9,292	9,902	10,395	38,747

Gross margin percentage	84.4%	84.7%	85.2%	85.1%	84.8%	82.1%	83.6%	83.9%	84.1%	83.5%
Operating expenses:
Research and development	3,154	3,298	2,913	2,974	12,339	3,141	3,234	3,200	3,334	12,909
Sales and marketing	4,169	4,154	4,086	4,457	16,866	4,518	4,452	4,530	4,745	18,245
General and administrative	985	1,090	1,233	1,347	4,655	1,185	1,183	1,251	1,278	4,897
Purchased in-process research and development

Total operating expenses	8,308	8,542	8,232	8,778	33,860	8,844	8,869	8,981	9,357	36,051

Income from operations	1,055	926	1,046	919	3,946	314	423	921	1,038	2,696
Operating margin percentage	9.5%	8.3%	9.6%	8.1%	8.9%	2.8%	3.8%	7.8%	8.4%	5.8%
Interest and other income, net	651	517	331	241	1,740	283	241	192	163	879

Income before provision for income taxes	1,706	1,443	1,377	1,160	5,686	597	664	1,113	1,201	3,575
Provision for income taxes	557	447	221	82	1,307	165	151	279	237	832

Net income	$1,149	$996	$1,156	$1,078	$4,379	$432	$513	$834	$964	$2,743

Basic net income per common share	$0.06	$0.05	$0.06	$0.06	$0.23	$0.02	$0.03	$0.04	$0.05	$0.14

Diluted net income per common share	$0.06	$0.05	$0.06	$0.05	$0.22	$0.02	$0.03	$0.04	$0.05	$0.14